EXHIBIT 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-90063, 333-90057 and 333-97567) of Atlantic American Corporation of our report dated March 24, 2011, relating to the consolidated financial statements and financial statement schedules of Atlantic American Corporation which appears in this Form 10-K.

/s/ BDO USA, LLP
Atlanta, Georgia
March 24, 2011